Exhibit 3.1

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY

Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by duly adopted resolutions, reclassified 4,700,000 authorized but unissued shares of common stock, par value $0.01 per share, of the Corporation, as shares of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Charter.

SECOND: The additional shares of Series C Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the additional shares of Series C Preferred Stock set forth herein, the Corporation has authority to issue 26,600,000 shares of Series C Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 1:00 p.m., Eastern Time, on November 24, 2020.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary as of the 24th day of November, 2020.

ATTEST:		MONMOUTH REAL ESTATE INVESTMENT CORPORATION

	/s/ Michael D. Prashad	By:	/s/ Michael P. Landy
Name:	Michael D. Prashad	Name:	Michael P. Landy
Title:	Secretary	Title:	Chief Executive Officer and President